Exhibit 99.1

PRESS RELEASE

Greg Lang Joins Rambus Board of Directors

Proven technology executive brings 30 years of semiconductor industry leadership experience

SUNNYVALE, Calif. — Jul. 30, 2020 — Rambus Inc. (NASDAQ: RMBS), a premier silicon IP and chip provider dedicated to delivering data faster and safer, today announced the appointment of Greg Lang to its Board of Directors, effective immediately.

Mr. Lang is a proven technology executive with over 30 years of leadership experience in the semiconductor industry. He led PMC-Sierra as president and CEO where he rebuilt their core business in telecom and established new growth engines in storage and data center flash solutions. During this time, Mr. Lang also served on the board of the Semiconductor Industry Association. Previously, Mr. Lang served as the president and CEO at Integrated Device Technology, following his role as vice president and general manager of the Platform Networking Group at Intel.

“We are very pleased to welcome Greg to the Rambus board,” said Chuck Kissner, chairman of the Rambus Board of Directors. “He will bring valuable expertise and insights to support the company’s focus in semiconductors.”

“Rambus products are at the heart of some very exciting megatrends that advance the global data infrastructure,” said Mr. Lang. “I am excited to work with the board and executive team as they continue to develop and expand their portfolio and market position in critical technology areas.”

Lang holds a Master of Business Administration degree from Washington State University and a Bachelor of Business Administration degree from University of Michigan.

About Rambus Inc.

Rambus is a premier silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

t: (408) 462-8306

cpasinetti@rambus.com